Exhibit 99.03

Operator:
Thank you for standing by and welcome to the AllianceBernstein second quarter 2009 earnings review. At this time, all participants are in a listen-only mode. After the formal remarks there will be a question-and-answer session, and I will give you instructions on how to ask questions at that time. As a reminder, this conference is being recorded and will be replayed for one week. I would now like to turn the conference over to the host for this call, the director of Investor Relations for AllianceBernstein, Mr. Phillip Talamo.

Philip Talamo:
Thank you. Welcome to our second quarter 2009 earnings review. As a reminder this conference call is being webcast and is supported by a slide presentation that can be found in the Investor Relations section of our website at www.alliancebernstein.com/investorrelations . Presenting our results today are our Chairman and Chief Executive Officer, Peter Kraus, our Chief Operating Officer, David Steyn, and our Chief Financial Officer, Bob Joseph. I would like to take this opportunity to note that some of the information we present today is forward-looking in nature and is subject to certain SEC rules and regulations regarding disclosure. Our disclosure regarding forward-looking statements can be found on page two of our presentation as well as in the risk factors section of our second quarter 2009 10-Q, which we filed earlier this afternoon.  In light of the SEC’s Regulation FD, management is limited to responding to inquiries from investors and analysts in a non-public forum. Therefore, we encourage you to ask all questions of a material nature on this call. And now, I will turn the call over to Peter.

Peter Kraus:
Thanks very much, Phil.

Today we are going to cover a few different things. First is investment performance. I will then ask David Steyn to talk about our client segments, and then finally Bob Joseph to deal with financial matters and expense management.

As with any asset management business, performance is the most significant thing that we can do for our clients and the headline for us in the second quarter and the first half of the year is that we've had much improved performance from our previous year’s much more challenging performance in the different investment segments.  If you take a look at the performance of our Value products, which is on page 3 of the slides for those of you that have it, you can see Global Value, International Value and US Diversified Value outperformance against their benchmarks. We had a strong first quarter followed up by a solid second quarter which gives us, we think, a competitive position for all of the Value products in either the top of the second quartile or solidly in the third quartile for our US products. Our second quarter performance was truly strong and gives us, we think, a very strong first quartile position for the most important Global and International products.

Looking at our Growth products you see a slightly different picture, although again improved performance from '08. We had a very strong first quarter with a tougher second quarter. In the second quarter we saw significant valuation driven improvements off of a very low level of market performance, meaning, appreciation was skewed toward smaller cap names, where we tended to be in larger cap names given our mandates, and also in stocks that had much higher beta. Having said that, we feel good about the position of the portfolios, and as I said, we saw much better performance for all of the Growth products than we had in 2008.

When we take a look at the Blend products, we see the same story.  A strong performance in Value and good performance of Growth lead to a strong second quartile performance from a competitive point of view.

In Fixed Income, an even better story, we saw strong performance in the Strategic Core Plus space, and really outstanding performance in our Global Plus portfolio, our hallmark and strength in the Fixed Income business. Again, we are very happy with that performance in this quarter and for the first half of the year.

Turning to flows, which obviously reflect past performance and hopefully will begin to reflect future performance and the existing performance of '09 so far, we see a continued challenge in the institutional marketplace, where from second quarter '08 to second quarter '09, we see continued increasingly large outflows. Offsetting that has been much better performance, i.e. lower outflows, over time in the Retail and Private Client channels where we're seeing improvements from the more challenging times of the third and fourth quarters.

Looking at flows by investment service, you can see that our Value service has seen the greatest amount of outflows - not surprising, given it's the largest amount of our equity dollars. You will notice however, if you look at the details, that net outflows for the second quarter versus the 12 months look substantially lower relative to the beginning balance in the respective periods. For example, Value for the quarter is down 10% and for the 12 months, down 16% - so much better performance, albeit still net outflows.

We continue to believe our businesses are well positioned with our clients and continue to believe the performance that I just discussed will have positive impacts on the business going forward. With that, I would like to turn it over to David Steyn to talk more specifically about what happens inside of our different client segments.

David Steyn:
Good afternoon.

Peter has addressed the performance at a high level. What I want to do is talk about the environment we think we're operating in for our three main channels, Private Client, Retail and Institutions. And in each one of these, the story is really quite different.

Let me start with Private Client. Sales down a bit Q2 over Q1 but terminations were significantly down. I think there are a number of factors which are leading to this, but the two most important ones I would highlight are, first of all, inevitably, performance. Year-to-date performance of Private Client services is excellent. The second factor is perhaps the one which has the greater long-term impact, the profound risk aversion, which has characterized and dominated the Private Client industry since last year and the early part of this year, seems to be easing. And that profound risk aversion manifested itself in two ways.

First of all, it manifested itself in terminations and it also manifested itself in asset shifts out of long-term investments into shorter-term substitutes, particularly cash. We are now seeing throughout the business, throughout all of our offices, willingness on behalf of clients and prospects to re-engage and start talking about long-term investments and diversified stock/bond portfolios.

Two initiatives we now have are the expansion of our cash management services to include new an FDIC insured offering, which we expect to come on-line by the end of the year, and our PPIP assets, for which we are seeing significant interest across the private client channel.

One of the metrics for investment in the Private Client business, or perhaps the most important metric of investment for us, is our footprint, and that is the footprint of the advisors that we have on the ground, a footprint which has been meaningfully expanded over recent years. It takes two or three years for our advisers to become productive and we are beginning to reap the benefits of that, allowing us to enhance the servicing model, improving client service, but also freeing up capacity for prospecting and taking advantage of opportunities in a marketplace, which we think is going to grow out more than the normal average of opportunities simply because of its volatility.

Looking ahead, we took on our first class of new advisers for the year in June and we're scheduled to have another class starting in September. So that's the picture in Private Client.

Let me talk about Retail, and here the story is rather more complex. Our Retail business really has two large components. We have a mutual fund business and a sub-advisory business. Mutual fund business is about 60% while the sub-advisory business makes up about 40%. The stories here are opposites.  In the mutual fund business, sales are up Q2 over Q1 with significant terminations down while in sub-advisory, sales are down, and terminations are up.

Let me talk about the mutual fund side. First of all, driving it is the same story as Private Client, the significant improvement in performance. Year-to-date, 50% of funds have outperformed their Lipper peer averages. Fixed Income is a particularly interesting area for us. All six of our globally-offered Fixed Income funds have outperformed in Q2. The pattern of redemptions is much better with redemptions down 22% Q2 over Q1. Interestingly, the rate is beginning to look very close to our long-term average for redemptions. Sales are up markedly, 42% Q2 over Q1.

I mentioned Fixed Income. This is an area which we sought to make a target focus some 18 months ago, building up our brand in an area which perhaps we had neglected in the past, and it's therefore particularly pleasing to see some real traction coming through, both in the US and internationally. Particularly attractive has been the business flows in Asia, where year-to-date our net Fixed Income flows are $1 billion. So it's a rosier picture right now for mutual funds but the same cannot right now be said for sub-advisory.

Some 80% of our sub-advisory assets in the United States of America are variable annuity.  And we, like the industry, have seen significant de-risking as platforms have moved towards passive and quasi-passive investments. There is some evidence that this de-risking may be abating, but it is not at a point yet that it is manifesting itself in asset flows. I think if I look forward, in the sub-advisory business, turnaround is going to be much more like the turnaround, when it comes, to the institutional business, not the turn around in the mutual fund business.

So with that, let me say a few words about institutions. Here, the environment continues to be very challenging, with sales down and terminations up. Now, Peter mentioned performance. Just as with Private Client and with Retail, with Institutions, performance has improved Q2 over Q1. I’d like to update the performance Peter mentioned for the month of July, and I'm very conscious that I'm tempting fate because there's one day yet to go. If we take the three Value services, all three are ahead of their relative benchmarks. If you take the three Growth services, two out of three are ahead. If you take the Blend services, two out of three are ahead of benchmarks. And with Fixed Income there's only one where we have the benchmark -- it is ahead of it. I mentioned Private Client had had significant interest in PPIP, we have been very pleasantly surprised at that degree of interest from clients, prospects and consultants so far in our initial discussions with them across the institutional business on PPIP.

And let me say just a couple of words about D.C.  D.C., in a way, has been a bit like Private Client as a business over the past six to 12 months, it has been sort of frozen with minimal activity, as clients focused on perhaps other things. But we're beginning to see the same warming up like in Private Client, with particularly renewed interest in the open architecture, defined contribution offerings like customized retirement strategies, which this firm has become a thought leader in. While it's early days for activity, the prospects, the pipeline, and the meetings which we have scheduled are all beginning to suggest that that segment of the marketplace is resurrecting itself.

So lastly let me turn from the buy-side to the sell-side. Revenue was flat compared to the prior quarter but up 5% over Q1. It's that time of year when the surveys come out and we've been honored again across the board, Bernstein being ranked number one in the key metrics here in the U.S. by the leading independent survey. Number one for highest quality U.S. equity, number one for greatest knowledge of companies and industries, number one for the greatest ideas and themes, number one for most trusted, and number one for quality of U.S. equity analysts. In Europe in a comparable survey, we climbed from 17th to 10th this year. In trading, for the second year in a row, we were ranked number one. When talking about the Private Client business I said perhaps the metric of investment is our footprint, the number of advisers we have on the ground.  Perhaps the comparable metric of Bernstein research, our sell-side business, is the number of publishing analysts we have. And year-on-year for the U.S. and Europe, we are up some 20%. And I'm delighted to report we now have our first publishing analyst for Asia.

So with that let me turn to Bob to cover the financials.

Bob Joseph:
Great.  Thank you, David.

As reported earlier in today's press release, net income at the operating partnership fell approximately 54% from $280 million for the second quarter of 2008 to $128 million for the second quarter of 2009. This decline resulted from a 32% decrease in revenues, offset partially by a 20% decrease in operating expenses. Diluted net income per unit and the quarterly cash distribution per unit for AllianceBernstein Holding, the publicly-traded partnership, is $0.41, a decline of 57% from $0.96 per unit in the prior-year quarter.

Let's take a brief look at some of the details.

Beginning with slide 14, net revenues declined by $343 million versus the second quarter of 2008. The $347 million or 44% drop in advisory fees was by far the largest contributor for this decline, which I will cover in more detail on the next few slides.

Distribution revenues, based on average mutual fund assets under management, decreased by 40% due to lower asset levels. This decrease in revenues is largely offset by declines in related AUM-based distribution plan payments and in deferred sales commission amortization, both included in promotion and servicing expenses.

Institutional Research Services revenues were flat versus the second quarter of 2008, while sharply lower interest rates and client account balances resulting in a substantial decline in dividend and interest income, which decreased $14 million, or 69%. This is partially offset by $9 million or an 87% decrease in related interest expense.

Investment gains increased by $56 million, or over 600%. We recorded $63 million of gains on investments related to our deferred compensation obligations in the second quarter of 2009, compared to $12 million of losses in the second quarter of 2008. Conversely, gains on our venture capital fund were $1 million in 2Q09 versus $25 million in the prior-year quarter, which resulted from a liquidity event for one of our investments.

Slide 15 provides additional information about advisory fee revenues. Average assets under management decreased 41% from the second quarter of 2008, accounting for the majority of the 43% decline in base fee revenues. This decline was broad-based, affecting all distribution channels, and is consistent with the decline in each channel’s assets under management. The remainder of the decline is the result of a decline in our average revenue yield per dollar of AUM as shown on the next slide.

Slide 16 illustrates how the shift of assets under management towards lower fee investment services magnified the impact of lower assets under management on our advisory fee revenue. Our average revenue yield declined by 140 basis points from June 30, 2008 to June 30, 2009, as measured by our annual fee base. That is, base fee revenues calculated by multiplying end of period assets by contractual fees rates. Specifically, lower fee fixed income assets increased from 28% of total assets as of June 30, 2008 to 40% as of June 30, 2009.  In addition, lower fee domestic services increased from 38% of total assets to 45% over the same 12-month period. These shifts were caused by greater market depreciation and net asset outflows over the last 12 months in the higher fee services.

Our largest expense category, employee compensation and benefits, is driven in large part by the level of headcount and slide 17 shows the trend in headcount over the last six quarters. Reducing headcount to levels appropriate to support current business activities has been an important priority for the firm. Accordingly, we ended the quarter with 4,654 employees, an 18% decline from our third quarter 2008 peak.

On slide 18 we provide components of our operating expenses, which declined by $143 million, or 20% to $588 million in 2Q09 from $731 million in 2Q08. I will cover the details of the 24% decrease in compensation and benefits on the next slide. However, let's talk about promotion and servicing expenses which declined by 32% versus the prior year quarter, largely a function of lower distribution payments from lower average mutual fund assets under management, and lower deferred sales commission and amortization due to continued lower back end load share sales. A 23% decline in controllable expenses, including travel, printing and mailing, also contributed to the quarter-over-quarter decline in this expense category.

Despite the positive impact of expense initiatives, general and administrative expenses actually rose by $12 million, or 9%, from the prior-year quarter. The year-over-year comparison for G&A expenses was adversely impacted by an $8 million insurance recovery received in the second quarter of 2008 that lowered G&A costs for that quarter, as well as an $8 million unfavorable foreign exchange variance. However, occupancy-related expenses did decline by approximately $5 million from the prior-year quarter, with reductions achieved at a number of U.S. and non-US locations.  Finally, technology expenses were comparable to those of the prior-year quarter.

Slide 19 provides some additional details on employee compensation and benefits expenses. Base compensation declined by $19 million, or 14%, from the prior-year quarter. Salaries actually declined 18%, in line with the 18% reduction in headcount noted previously. That decline was offset partially by an executive retirement accrual. Incentive compensation declined 22%. The accrual for year-end cash bonuses was down 42% versus the prior-year quarter reflecting the impact of lower headcount and our current estimate of full year 2009 cash bonuses.

As a reminder, we estimate full-year cash bonuses each quarter and true up on a pro-rata basis. In other words, our year-to-date accrual represents approximately 50% of our full-year estimate.

Deferred compensation increased $7 million or 12%. There are a number of components of this variance, and to provide some context, remember that employees receiving deferred awards elect to make notional investments in services we offer to clients or in AB Holding units. Changes in the value of Holding units do not result in a change in the related accounting expense.  However, for awards notionally invested in client services, increases or decreases in the value of those investments result in corresponding higher or lower compensation expense in future periods.

Because deferred compensation-related investments appreciated during the second quarter 2009, our liability increased resulting in a $9 million net charge during the period for cumulative mark-to-market adjustments. This is compared to a $7 million net credit in the second quarter of 2008. This net increase in amortization expense was partially offset by forfeitures. Note that we updated the chart we introduced last quarter showing the components of deferred compensation-related revenues and expenses which is included back in the appendix as slide 35.

Commissions declined by $35 million, or 34%, year-over-year, primarily due to lower new business activity and lower revenues in our three buy-side distribution channels.

In fringes and other compensation, expenses decreased by 38% including lower recruiting expenses, temporary help and payroll taxes.

You may have noticed back on slide 13 that our effective tax rate declined to 6.9% for the second quarter 2009 from 9.2% for the comparable period last year.  Like incentive compensation, our income tax provision for interim quarterly periods is based on our current estimate of our full-year tax rate. For the first quarter of 2009, we estimated that rate to be approximately 12%. However, our current estimate, due to changes in the mix between U.S. pre-tax earnings, which are taxed at partnership rates, versus non-U.S. pre-tax earnings, which are taxed at corporate rates, is that our full-year tax rate will be approximately 9%, or about 9.5% with the impact of several discreet adjustments recorded in the first half of the year.

So on slide 20, we summarized the impact of various expense initiatives we've implemented in the second half of 2008 and the first half of 2009. First, note that operating expense in the first six months of 2009 declined 23% from the comparable 2008 period. That reduction was achieved through savings related to headcount reductions of approximately $100 million in annual savings and reductions in other controllable expenses which we estimate now will total approximately $75 million on an annual basis. These savings are fully reflected in our second quarter 2009 operating expenses. In addition, barring future market volatility that could affect deferred compensation accruals, incentive compensation expense is expected to stabilize at the year-to-date 2009 run rate.

And finally, we believe that continued aggressive management of both operating expenses and capital expenditures will result in additional savings.

And now I will turn the call back over to Peter.

Peter Kraus:
Thanks, Bob. And thanks, David, for your insights on both the financials and the various parts of our client channels.

I wanted to spend a little bit of time talking about a question that I have been asked most frequently in the seven months that I have been at the company.  And that is, what is the change in the culture of the company, and ultimately, what, if any, impact has it had on the important employees and the turnover in the business. And so I think in terms of talking about the culture, we focused on research. Research has, in fact, been our long-term cultural aspiration, to be the very best at it, and it continues to be. And we've identified three elements of that that are particularly important to us. One is to continue to embellish and support intellectual curiosity within the organization. Ask the question of why. Why do you believe that? Why do you think that? And secondly, have the capacity to self-examine your points of view. We all have biases.  We all feel passionately about a particular point of view or position and that's good, but we need to be willing to self-examine and to be able to ask the questions of those long-held beliefs. Are they still appropriate and are they still active. And last is partnerability. Everybody wants to be team players, but here we're looking for people who through working with others and gaining the experience that by getting their colleague to see points of view, they come to a better decision and create better returns for clients over time. As a result of that sort of cultural affinity that I think we all have, we have had had very low turnover and consistency in our investment personnel over the last seven months.

And while that may not be our experience forever, it certainly has been our experience in the last seven months of my tenure here. One other important point to mention that will affect the entire employee base is that, going forward, our board has approved the use of units as a vehicle for deferred compensation. So instead of using cash going forward, we will use units of the partnership to provide our employees deferred compensation. That aligns our employees' wealth with the wealth of the unitholders, and it reflects our employees’ desire to own a greater percentage of our company. So with that, I will turn it over to Phil to get your questions, and we'll attempt to answer them.

Philip Talamo:
Thanks, Peter.

Julie Ann, please begin the Q and A process.

Operator:
Thank you. Ladies and gentlemen, if you would like to ask a question at this time please press star-1 on your telephone keypad. Management has requested that you please limit your initial questions to two in order to provide all callers an opportunity to ask questions. We welcome you to return to the queue to ask follow-up questions. Your first question is from the line of William Katz with the Buckingham Research Group.

Bill Katz:
I did join a few minutes late so I apologize if you covered this. Your discussion on the Institutional business seems to be a bit contrary to what's happening at many of your peers based on your stated pipeline as well as your flows sequentially. Just wondering if you could talk a little bit about how the conversations are going with the consultants at this point and then any insight to flows on a month-to-month basis would be helpful. Thank you.

David Steyn:
Let me kick off with comments on the consultants, which is a hard question to answer because they're not a homogenous group, either in one country or across countries. So it's a concern, and I apologize, but I'm going to generalize. We continue to receive support from large segments of the community. They want to know that the reasons that they have supported us in the past are still valid, that the philosophy which underpins our Value, Growth, and Fixed Income services is still robust, that the research platforms are intact, and that we do what made them originally support us. Now, clearly, there's been some degree of rating downgrade, but the majority of the consultant community has been to a rating of hold rather than buy, but there are obviously exceptions to that.

Peter Kraus
Bill, I continue to meet with the consultants on a regular basis, and the reason why I made the comment at the end of the call about research, our culture, and very low turnover in the investment personnel, is exactly the point you are making, which is what consultants were clearly concerned about, given the very tough performance in '08 and the change in the CEO.  Would that lead to significant changes in the process, and would that lead to significant changes in personnel turnover, investment personnel turnover? It hasn't changed the process, as David mentioned. Our culture is still very much focused on research, and the impact of all that, in terms of personnel turnover is virtually nil. So you can't change everything in a day, but I think with the positive performance that we have now been able to show, and David commented on July as well, and with the consistency of the investment personnel and the consistency of the research process, we feel we're in as good a place as we can be with the consultants.

David Steyn:
Now, clearly, Bill, we are going to have to have several more quarters of performance of the type we're just beginning to register now before we're going to get back on the consultant buy list. This is not going to turn on a dime.

Bill Katz:
Just curious, the flavor of how the monthly trends played out, and was this tipped more to the early part of the quarter. Is it sort of steady state, the drum beat going on? The reason I'm asking there seems to be a growing appetite for rebalancing. That's what we're hearing from a lot of the other managers.

I'm just wondering if the attrition could get a little worse yet before it actually stabilizes.

David Steyn:
Bill, I don't think there is a pattern, at least the pattern, if there was a pattern, is going to be overwhelmed by the noise. I do think there was a buildup of activity, because in a strange way, the institutional world was quite quiet last year, then we reached a time when it necessitated a time of asset reallocation. So there's been a buildup, from a very quiet period, 2008, within the industry, there's been clearly a buildup of activity into this year. Thereafter, however, every scheme takes a different amount of time to manifest itself in the rebalancing, some acting very quickly, some acting very slowly. So I'd be loathe to really say there was any pattern, month by month.  It would be reading too much into the data.

Peter Kraus:
I think, Bill, again, that's why I mentioned at the outset, that we wanted to stay away from a monthly flow information, but for the quarter, we've definitely seen a slowdown of the redemptions as a percentage of the beginning balance in the quarter.

Bill Katz:
Is that the denominator effect, though?

Peter Kraus:
No, because I'm doing with it a declining balance.

Bill Katz:
Sequentially?

Peter Kraus:
Yes, quarter to -- well, quarter versus the 12 months.

Bill Katz:
That's helpful. Thanks so much.

Operator:
Your next question is from the line of Craig Siegenthaler with Credit Suisse.

Craig Siegenthaler:
Thanks and good evening.

First, just on the deferred comp expenses - I'm just looking here at slide 19 and 14. Does this imply the net impact is roughly $55 million? I thought there would have been a bigger offset on the expense side to that $64 million of additional revenues.

Bob Joseph:
Well, what's happening there actually is that yes, there is an offset on the expense side because of those revenues, and roughly, and we've talked about this before, about 40% of the current year marked to market impact flows through expenses in that same quarter, but we also have mark to market losses from prior periods that are also run through that amortization. So it's really the cumulative mark to market that drives what the expense accrual is going to be. And I think that's illustrated on slide 35, if you go back and take a look.

Craig Siegenthaler:
Got it. I'm just thinking, as we look forward one quarter, and if we take away that positive $55 million, which may or may not occur, what will happen on the expense side? How do we think about the cumulative impact if marks are flat?

Bob Joseph:
If marks are flat, then that expense amortization line will start to flatten out as well and stabilize because again you will still be amortizing only prior period marks to market, which obviously is not going to change.

Craig Siegenthaler:
And what's the duration of that amortization? Is it three years? How can we estimate that?

Bob Joseph:
It's four years. And by the way, Craig, going forward, this is one of the benefits of using units, so that we won't be torturing ourselves and you in trying to understand the P&L impact of mark to market changes in deferred comp.

Craig Siegenthaler:
Got it. And then just for my second question, on the Institutional Research Business, you mentioned that volume declined in June. Could you help us quantify what the deceleration was? Results were pretty strong.

Peter Kraus:
We can't estimate what the volume impacts are going to be in the market. The only comment I would say to you is that, if equity markets continue to appreciate, we do get some benefit of that appreciation in non-US commissions, because they're basis points, as opposed to commissions. But, you know, I think my own view is projecting on any one month is particularly impractical.

Craig Siegenthaler:
Great. Thanks for taking my questions.

Operator:
Your next question is from the line of Robert Lee with KBW.

Robert Lee:
Thanks. Good afternoon. Peter, I think you maybe gave some color on this last quarter, but just to refresh, when you look at that redemptions in the institutional business, could you maybe give some color? Has it has been more of a case of kind of last in/first out, and is there any kind of geographic concentration, certain markets where you're seeing an out-sized proportion of outflows?

Peter Kraus:
The UK I think has been reasonably sizable relative to the US given the size of the UK market, but that's a consultant based market, so you're really not surprised at that. That's where the toughest effects will be on recent performance, consultant concerns, and, by the way, that's where a lot of the growth was in '04, ‘05, and ‘06. But I would caution you all about projecting one way or the other on the basis of that. I mean, there's no reason to believe that clients who are new to AllianceBernstein, meaning they've just invested in the recent two or three years, don't find the current recent performance exciting for them, and vice versa, that, they didn't have very good performance in '07, it was much worse in '08, and 2009, while better, is not satisfying their needs. So I think it's just going to take time for the positive performance to have the impact that you all know it ultimately will on net flows and redemptions. And as David points out, and it's not always the case that the Private Client and Retail businesses presage what happens in institutional, but we're definitely seeing improvements in those parts of the business.

Robert Lee:
And if I could ask a follow-up question, on the Retail business, if I think back for a bunch of years, that business had kind of not been as much of a priority as growing institutional business and the global platform of Private Client.

As you kind of revisit your fixed income business, which was actually, I guess, the original Alliance legacy, going way back, is it harder to leverage that business because, in a way, you're kind of reintroducing yourself to big segments of the retail business where you weren't that involved for maybe the middle part of the decade?

Peter Kraus:
Let me just comment broadly, and I'll let David get into the details on Retail. First of all, I don't want to leave any of with you the impression that we're focused on one channel versus another channel. I think the strength of the global platform is that we have three channels. Private client, Retail, Institutional, and we're focused equally on all of them. Our great strength is that we are focused on all three and that we are in virtually all the geographies of the world, and that gives us advantage in terms of reaching more clients, more individuals, more opportunities to actually sell the services. So whereas that may have been in the past, or may not have been, I don't know, but clearly going forward that is our focus and that is our intent.

David Steyn:
I would add to that in commenting on the regional business. Certainly there's been no intention or no desire to de-emphasize the other two channels. In fact, on the contrary, we made the decision 18 months ago, a year ago, to make the retail side of our business the center of excellence for sub-advisory mandates within the firm. Up until then, sub-advisory business had been split without much rhyme or reason between Institutional and the Retail departments.

And I think it was a sign of total confidence in retail that we wanted to make excellence within the group. So our sub-advisory business is located within retail. Now, clearly it's been a challenging environment for all businesses, but the signs of gaining traction within Retail are definitely there.

Robert Lee:
Okay, great. Thanks for taking my questions.

Operator:
Your next question is from the line of Marc Irizarry with Goldman Sachs.

Marc Irizarry:
Thanks. Peter, can you shed more light on the variable annuity business and the shift toward passive? Can you also tell us how big AXA is out of the percentage of that total?

Peter Kraus:
We don't disclose AXA as a percentage of the VA business, but you should know that the VA business for us is across every major insurance company, frankly, in the world, and that we are a major participant in active equity managers who are utilized in the VA platforms. Now, you know that what occurred in 2008, across almost all active managers, Bernstein was no different, was that there was significant deviation of the returns, vis-à-vis benchmarks, and that because it was on the negative side, that clearly caused a reaction on the part of most insurance companies to de-risk their VA product, so that the hedging costs would actually be substantially lower for them, and the balance sheet strain and the P&L effect of that would be reduced. And so we've seen that actual de-risking occur, including the development of products within the VA market that actually have built into them de-risking and re-risking mechanisms. Our own point of view of this is that this is a bit of a cycle. Ultimately you have to ask yourself the question, how valuable, or how successful can a VA product be that over time only offers passive investing? And I think the answer to that is sort of obvious in history. It is almost always that those products move back into active management. So we probably are at a point where most insurance companies have taken action against their VA -- more likely to be back into active managed as opposed to more into passive. So I'm not signaling to you there's a huge opportunity next quarter, but I am saying to you, over the next few years, I think the trend is going to be positive for active managers as opposed to negative from the point of view of active versus passive. Now, as to its impact on us, since we're big players in that marketplace, you know, I think that that probably could be net positive for us, but it always depends on our performance.

Marc Irizarry:
Is there any way you can quantify how much of the Institutional outflow is due to this?

David Steyn:
It wouldn't be showing up in the Institutional side. The variable annuity business resides in retail.

Peter Kraus:
Because it's part of the sub-advisory business and we don't break out VA within the sub-advisory pieces.

Marc Irizarry:
Second question - change towards restrictive holding units. I guess over time there's a goal to move more towards these units, meaning that the cash component of comp will come down so that there will maybe be lower cash comp run rate going forward?  Then the second part to the question, sort of unrelated but related in a way, is on this change in the way you are compensating investment personnel?  Do you think this could be an issue with the consultants or clients?

Peter Kraus:
Two points.  As you know well, there's two parts of compensation- how much is cash and how much is deferred, and it's not our intent to increase the deferred piece of compensation on average for the company. In fact, on average over time the deferred piece might float down a little bit. But with regard to the deferred piece, it is our intention to use 100% units as opposed to deferred cash going forward.  So you might ask the follow-up question, what's the impact on the dilution per unit, and we expect that to be marginal and not particularly material, because obviously we can buy back units to reduce the dilution, and we would clearly do that as appropriate over time. Now, as it relates to the investment personnel and the consultants, I think we're not dissuading our employees from investing in our product. By the way, the cash deferral program that existed did not actually require them to invest in their own product. It just required them to invest in AllianceBernstein products, which might have been cash, for that matter. So I think the same pressure on employees to invest in their products exists today with a different compensation structure, as existed before that. So I don't think we have a consultant issue. And, in fact, I actually think consultants are quite supportive of this, because now they see the whole organization is invested in the ultimate performance of the company, and that's a net plus for them.

David Steyn:
I would endorse that. If the consultant community has a bias, in my experience, it is a bias towards ownership in the money manager itself. And that is an issue which very often consultants will include in RFP’s and databases to find out exactly how much equity you have in the firm.

Peter Kraus:
To David's point, consultants are first out of the box saying how much they like employee-owned investing organizations, and therefore we're going to use our asset to actually produce it.

Marc Irizarry:
Okay, great, thanks.

Operator:
Your next question is from the line of Cynthia Mayer with Bank of America-Merrill Lynch.

Cynthia Mayer:
Hi, thanks. When you look at the performance records and you look back at the three-year records and the rolling three-year, and you look at the time that you're about to lose as you move forward what is your sense of what sort of outperformance would it take for you to get back to average or better, and the time periods that you're losing going to net help you or net hurt you?

David Steyn:
That's an almost impossible question to answer across all of Value Growth, Fixed Income, Blend, Domestic and International. I mean, you're absolutely right, the time it will take for the turn in performance to be reflected in Institutional business is a longer phenomenon than it is in the Private Client or the Retail business. But I don't think we can turn around and say, it's two years or three years, it's going to be product by product, service by service, and frankly also country by country.

Peter Kraus:
Cynthia, I would say, first of all, I just want to underscore that also Growth did have a better quarter and year to date numbers than they had last year. So all of the segments are actually doing better, although Growth has the least strong performance through June of the three services. I think the way consultants are thinking about us, and I say this from our conversations with them, is not so much what are the three-year numbers or the five-year numbers, because you can look at 10-year numbers, which look better, but what's happening now. And I think they recognize that 2008 was a tough year for this company, and a tough year for performance. But this is an investment organization that takes risks and our clients want us to take risk, and so what they're really looking for is what is the current return and what is the current trajectory, because the question they're asking is if they had cash today, what would they buy? Would they buy this? Would they invest in this platform or not? And so, yes, the three-year track record is going to be a challenge for awhile, for the obvious reason. In 2012, when we don't have 2008, it will be much better, and you will be saying to us then in 2012, well, you know, you are going to roll off that big number, that's going to make these three-year number look great. Is that going to create sales? And we're going to say the same thing; it's going to be how people feel about us today.

Cynthia Mayer:
Got it, thanks. Also, just wondering if you can give us a sense of how separately managed account flows are going. I think some other managers have described that business as a bit under pressure due to distributor consolidation. I’m wondering what trends you're seeing.

David Steyn:
We don't have any serious pressure there. In fact, it's sort of been a non-event, I'd say, for us. So it's up - market appreciation in the accounts has well offset the net outflows, and net outflows are marginal.

Cynthia Mayer:
Great, thank you.

Operator:
Your final question is a follow-up question from the line of William Katz with the Buckingham Research Group.

Bill Katz:
Thanks for taking these extra questions. Last quarter, if I recollect correctly, I thought the discussion around base salaries was going to run rate, about $2.5 million. Looks like that number was $5-$10 million higher this quarter, so if I'm reading that right, how to think about that going forward? Then I presume it's not material, because you didn't mention it in your prepared remarks, but can you highlight the FX impact on the revenue and expenses this quarter?

Bob Joseph:
The FX losses that I talked about that are included in G&A are really just a matter of marking to market assets and liabilities that we have in non-US locations that are not denominated in local currency. Just converting them back to sterling, euro, whatever the local currency might be. In terms of the overall FX impact on revenues, we have not disclosed that. I'm sorry, can you get back to your first question?

Bill Katz:
Maybe I'm just not remembering correctly. On the base comp, I thought you had said last quarter that it was like a $102.5 million run rate, and I'm looking at the results, and it's like $112. Just curious on the delta.

Bob Joseph:
While our headcount is down and therefore our run rate continues to decline, we were down in that -- but we also, as Peter mentioned, may have made a few selective hires so it hasn't drifted down as low.

Peter Kraus:
Plus you've got people coming out in the quarter.

Bob Joseph:
That's correct.

Peter Kraus:
So I think the lion's share of your concern, Bill, is probably what's coming out in the quarter. You can sort of see that if you look at the quarterly headcount information. You can see that people are leaving in the quarter.

Bob Joseph:
If you remember, Bill, at the end of first quarter, we indicate that although we were largely finished with our reduction in force that there were about 75 folks that were going to be carried over into the second quarter.

Bill Katz:
Okay. All else being equal that would trend down as that seasons off?

Bob Joseph:
Correct.

Bill Katz:
Thank you very much.

Operator:
There are no further questions at this time. Mr. Talamo, do you have any further remarks?

Philip Talamo:
No, thank you very much, Julie Ann, and thank you for joining the call.
If you have any further questions feel free to call Investor Relations. Enjoy the rest of your evening.

Operator:
Thank you for participating in today's AllianceBernstein second quarter 2009 earnings review. You may now disconnect.